Exhibit 13(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 8 to the Registration Statement No. 333-142453 on
Form N-3 of our report dated April 22, 2013 relating to the financial statements of Separate Account Nos. 10, 4, and 3 and each of the portfolios of Separate Account No. 66 of AXA Equitable Life Insurance Company for the year ended December 31, 2012, and of our report dated March 8, 2013 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2012. We also consent to the reference to us under the headings “Condensed financial information” in
Appendix I to the Prospectuses and “Custodian and independent registered public accounting firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 22, 2013